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                                                                    Exhibit 99.2


       MANAGEMENT'S DISCUSSION AND ANALYSIS RELATING TO THE MARCH 31, 1998
                              FINANCIAL STATEMENTS

On July 20, 1998, Seagram announced that it had agreed to sell Tropicana Products, Inc. and its global juice business ("Tropicana") to PepsiCo, Inc. for a cash price of $3.3 billion. The sale is part of the Company's continuing effort to realign the Company's assets and to realize Tropicana's full value for Seagram shareholders. The transaction, which is subject to Hart-Scott-Rodino and other customary regulatory approvals, is expected to close by the end of August 1998. As a result of this proposed transaction, the Company's Consolidated Financial Statements and Management's Discussion and Analysis have been reclassified to report Tropicana as discontinued operations for all periods.

The discussion of business unit performance includes attributed revenues which reflect the Company's proportionate share of the revenues of the Company's equity companies and attributed earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company's operations which reflects the proportionate share of the EBITDA of the Company's equity companies. The adjustment for equity companies eliminates the Company's proportionate share of the EBITDA in order to reflect equity income as calculated under generally accepted accounting principles. Financial analysts generally consider EBITDA to be an important measure of comparative operating performance. However, EBITDA should be considered in addition to, not as a substitute for operating income, net income, cash flows and other measures of financial performance in accordance with generally accepted accounting principles.

                                        QUARTER ENDED          NINE MONTHS ENDED
                                          MARCH   31,              MARCH 31,
                                      1998        1997         1998         1997
                                      ----        ----         ----        ----
                                                     (millions)
Reported Revenues                    $ 2,036     $ 2,357     $ 7,546     $ 8,098
                                     =======     =======     -------     -------
Attributed Revenues                  $ 2,439     $ 2,667     $ 8,595     $ 8,915
                                     =======     =======     =======     =======



Beverages - EBITDA
Before Charge for Asia
  Spirits and Wine Operations             81         143         527         636
Charge for Asia Spirits and Wine
  Operations                              --          --         (60)         --
                                     -------     -------     -------     -------
Total Beverages EBITDA                    81         143         467         636
Adjustment for Equity Companies           (1)         (1)         (5)         (6)

Depreciation and Amortization            (30)        (33)        (91)        (95)
                                     -------     -------     -------     -------

Beverages - Operating Income              50         109         371         535

Entertainment - EBITDA
   Filmed Entertainment                  115          87         386         304
   Music Entertainment                    12          10          77          62
   Recreation and Other                   22          17         124         132
                                     -------     -------     -------     -------
       Total Entertainment EBITDA        149         114         587         498
Gain on Sale of Putnam                    --          --          --          64
Adjustment for Equity Companies          (50)        (25)       (118)        (72)
Depreciation and Amortization            (97)        (77)       (283)       (242)
                                     -------     -------     -------     -------

Entertainment - Operating Income           2          12         186         248



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
Corporate Expenses                          (20)        (23)              (59)        (93)
                                        --------     -------          --------    --------
TOTAL OPERATING INCOME                  $     32     $    98          $    498    $    690
                                        ========     =======          ========    ========


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RESULTS OF OPERATIONS

The Company's results continued to be severely impacted by the economic and currency crises in Asia which hampered business performance and resulted in a $60 million charge to Spirits and Wine operations in the second quarter of the fiscal year. Reported revenues for the third quarter and nine months ended March 31, 1998 declined 14 percent and seven percent, respectively, due primarily to declines in Spirits and Wine revenues resulting from the extremely difficult market conditions in Asia and the unfavorable impact of foreign exchange. The current year nine months was also impacted by the absence of the contribution from Putnam (Universal's publishing business that was sold in December 1996). Operating income for the quarter fell 67 percent to $32 million and was 28 percent lower for the nine months, at $498 million. Strong growth experienced at Universal and by the North America Spirits and Wine business was offset by the deterioration of the Spirits and Wine results in Asia.

Attributed revenues for the third quarter, at $2.4 billion, were nine percent lower than in the prior year while EBITDA declined 11 percent to $230 million. For the nine months, attributed revenues showed a four percent decline, but fell only two percent if the Putnam revenues are excluded from the prior year. EBITDA for the nine months decreased seven percent to $1.1 billion. Excluding the charge for the Spirits and Wine operations in Asia and the prior year contribution from Putnam, EBITDA for the nine months increased one percent year-on-year.

Beverage Operations

In the quarter ended March 31, 1998, Spirits and Wine contributed $883 million to reported revenues and $50 million to operating income versus $1.1 billion of reported revenues and $109 million of operating income in the prior year. Nine months reported revenues for Spirits and Wine were $3.5 billion while operating income was $371 million compared to prior year reported revenues of $3.8 billion and operating income of $535 million.

In the third quarter, reported revenues and attributed revenues declined 17 percent and 20 percent, respectively. Excluding the unfavorable impact of foreign exchange, reported revenues declined 13 percent. Attributed revenues in Asia were down 61 percent reflecting the significant impact of foreign exchange, lower shipments in order to reduce distributor inventories, particularly in Greater China, and diminished consumer demand, particularly in the Duty Free market, which was affected by reduced travel in the region. Revenues in North America increased nine percent in the quarter but revenues in Europe were down 15 percent. Excluding the foreign exchange impact, Europe's revenues would have decreased five percent primarily as a result of the continuing decline of Mumm Sekt. The weakness in Germany offset improvement in the U.K., Spain and Italy. These results are in line with the forecast of Spirits and Wine results for the fiscal year ending June 30, 1998 which was provided by the Company in February 1998.

Spirits and Wine case volumes fell four percent as the performance of global brands was mixed. Key North American brands were very strong led by Crown Royal, up 21 percent, Captain Morgan, up 11 percent, and Absolut (which the Company distributes in major international markets), up five percent. While some of the volume growth in the quarter resulted from a buy-in ahead of price increases, year-to-date shipments and depletions for these brands were very strong. Several global brands declined due to the market conditions in Asia, including Chivas Regal, Martell and Royal Salute.

EBITDA declined $62 million in the third quarter, to $81 million. This reduction is attributable to the situation in Asia and reflects the decline in revenues as well as lower margins as demand has shifted from imported products to less expensive, locally-produced products. EBITDA for North America increased 20 percent driven by higher revenues and margin increases from improved mix. EBITDA for Europe declined slightly but would have climbed 12 percent excluding the impact of foreign exchange.

The nine months results include a $60 million charge related to operations in Asia. The charge was comprised of approximately $30 million for increased bad debt reserves, $15 million for severance and related costs, and the balance reflects other asset write-downs.



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
Entertainment

In the third quarter, reported and attributed revenues decreased 11 percent and one percent, respectively. For the nine months ended March 31, 1998, reported revenues fell five percent while attributed revenues increased two percent year-on-year. Excluding the contribution of Putnam in the prior year, attributed revenues increased five percent in the nine months. Despite improved results in all segments, operating income declined $10 million to $2 million for the quarter and $62 million to $186 million for the nine months due to the inclusion of the Putnam operations and gain on sale of Putnam in the prior year results, and to higher amortization expense in the current year. Excluding Putnam from the prior year results, operating income increased $23 million for the nine months.

As a result of the sale of Putnam in December 1996, the Entertainment segment's operations are presented in three components: Filmed Entertainment, Music Entertainment and Recreation and Other. Recreation and Other principally includes recreation operations, retail stores and new media ventures as well as publishing results through December 16, 1996.

Filmed Entertainment
Reported revenues for the quarter decreased 17 percent while attributed revenues increased one percent. For the nine months, reported revenues were flat and attributed revenues rose eight percent. As a result of the transactions described in Note 2 to the Consolidated Financial Statements for the nine months ended March 31, 1998, the third quarter includes 100 percent of USA Networks' results through February 11, 1998 and Universal's 45.8 percent equity interest in the earnings of USANi LLC thereafter. EBITDA rose 32 percent or $28 million in the quarter principally due to the impact of these transactions and to the strong performance of USA Networks. Excluding the incremental contribution from USA Networks and USANi LLC, EBITDA declined in the quarter reflecting the disappointing box office performance of Universal's recent releases, including Blues Brothers 2000 and Primary Colors, offset partly by higher library sales to foreign Pay TV and domestic video. USA Networks' strong performance resulted from higher advertising and affiliate revenues and lower make-good requirements.

Music Entertainment
Reported and attributed revenues decreased four percent and nine percent, respectively, in the quarter as compared to the prior year. For the nine months, reported and attributed revenues declined three and two percent, respectively. These declines are due to the impact of unfavorable foreign exchange on international revenues, and to lower concert revenues. EBITDA increased $2 million compared with a very strong quarter last year. The growth results from strong sales of releases by Aqua, Chumbawamba, and Erykah Badu, as well as top-selling artists in Spain, Brazil and Mexico. Margins continue to improve, driven primarily by better mix.

Recreation and Other
For the third quarter, reported and attributed revenues increased seven percent and five percent, respectively. For the nine months, reported and attributed revenues were, respectively, 26 percent and 20 percent below the prior year, reflecting the sale of Putnam. Excluding the results of Putnam from the prior year, reported and attributed revenues increased two percent and three percent, respectively, in the nine months. EBITDA for the third quarter showed a $5 million improvement due largely to the Florida theme park and the success of the Crash Bandicoot 2 video game. In Florida, per capita spending was unchanged and paid attendance declined two percent versus the prior year which benefited from the opening of Terminator-2: 3-D. However, EBITDA increased because of a promotion for second day free admission, which resulted in higher revenues and margins from the increased turnstile attendance. As expected, attendance at the Hollywood theme park declined 20 percent in the quarter due to the impact of El Nino and to higher attendance in the prior year as a result of the opening of Jurassic Park - The Ride. Per capita spending in Hollywood increased five percent due to an increase in the admission price.

Corporate Expenses and Interest, Net and Other

Corporate expenses were $20 million in the current quarter as compared to $23 million in the prior year and $59 million for nine months compared to $93 million last year. The decrease in the quarter is primarily due to the timing of expenses and reduced reengineering expenditures while the year-on-year decline at nine months resulted from the timing of expenses, lower reengineering activities and reduced costs associated with stock-based compensation. Interest, net and other for the quarter was $730 million of income. This included net interest expense of $69 million, which was more than offset by $6 million in dividend income from the DuPont and Time Warner investments, a pre-tax gain of $433 million on the sale of 15 million shares of Time Warner common stock, and a pre-tax gain of $360 million on the USAi


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transaction. In the prior year, Interest, net and other was $51 million which was comprised of net interest expense of $61 million offset by $10 million of dividend income from DuPont and Time Warner. Interest, net and other for the nine months was $610 million of income as compared to expense of $102 million for the prior year which included a $60 million pre-tax gain on the sale of DuPont warrants. The increase in interest expense in the quarter versus the prior year is due primarily to a higher average debt balance, which reflects the funding of the Company's purchase of the incremental 50 percent interest in USA Networks on October 21, 1997 and share repurchases in previous quarters pursuant to Seagram's ongoing share repurchase program, partially offset by the receipt of proceeds from the sale of the Time Warner shares and from the transaction with USAi in the third quarter.

Net Income

In the third quarter, income from continuing operations was $447 million or $1.30 per share compared with income from continuing operations of $20 million, or $0.05 per share, in the prior year. Excluding the $281 million after-tax gain on sale of Time Warner shares and the $187 million gain on the transaction with USAi (after-taxes and minority interest), a loss from continuing operations of $21 million, or $(0.06) per share, was realized in the quarter. For the nine months, income from continuing operations was $571 million or $1.63 per share compared to $310 million or $0.84 per share in the prior year. Excluding the $50 million after-tax charge for the Spirits and Wine operations in Asia, the after-tax gain on sale of the Time Warner shares and the gain on the USAi transaction after taxes and minority interest from the current year and the $39 million after-tax gain on the sale of DuPont warrants from the prior year, income from continuing operations for the nine months was $153 million or $0.44 per share compared to $271 million or $0.73 per share last year.

Income from discontinued Tropicana operations, after tax, was $14 million or $0.04 per share in the third quarter, compared with $7 million or $0.02 per share in the prior year. Income from discontinued Tropicana operations, after tax, was $51 million or $0.14 per share in the nine months, compared with $44 million or $0.12 per share in the prior year. Reported revenues from discontinued operations were $498 million and $490 million in the third quarter and prior year, respectively, and $1,468 million and $1,442 million in the nine months and prior year, respectively. Operating income was $33 million and $28 million in the third quarter and prior year, respectively, and $126 million and $122 million in the nine months and prior year, respectively. Results of discontinued operations include allocations of interest expense totaling $8 million and $10 million in the third quarter and prior year, respectively, and $26 million and $32 million in the nine months and prior year, respectively. The allocations were based on the ratio of net assets of discontinued operations to consolidated net assets.

Net income was $461 million or $1.34 per share in the third quarter, compared with $27 million or $0.07 per share in the prior year. Net income was $622 million or $1.77 per share in the nine months, compared with $354 million or $0.96 per share in the prior year.

The effective tax rate for the nine months ended March 31, 1998 was 44 percent as compared to an effective tax rate of 45 percent in the prior year. The 1998 fiscal year effective tax rate on continuing operations (excluding one-time items) has increased to 56 percent reflecting reduced earnings in the relatively low tax jurisdictions in Asia. The impact of the gains on the sale of Time Warner and USAi, which are taxed at statutory rates, reduces the effective tax rate to 44 percent.

Liquidity and Capital Resources

The increase in Current assets to $7.0 billion at March 31, 1998 from $6.1 billion at June 30, 1997 is due primarily to additional Cash and short-term investments of $942 million resulting from the proceeds received from the sale of the Time Warner shares and the USAi transaction, offset by the use of funds for share repurchases. Current liabilities of $5.1 billion at March 31, 1998 were $2.0 billion higher than at June 30, 1997 due primarily to an increase in short-term borrowings to fund the $1.7 billion acquisition of the incremental share in USA Networks. Shareholders' equity was $9.2 billion at March 31, 1998 compared to $9.4 billion at June 30, 1997. Net debt was $2.6 billion compared to $2.2 billion at June 30, 1997.

Net cash of $18 million was provided by operating activities in the nine months ended March 31, 1998, compared to $553 million in the prior year period, largely reflecting the decline in income from ongoing operations in the current year.

Cash provided by investing activities was $339 million in the nine months ended March 31, 1998 due to the proceeds received from the transaction with USAi ($1.3 billion) combined with the proceeds from the


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sale of 15 million Time Warner shares ($958 million), offset by the $1.7 billion acquisition of the remaining 50 percent of USA Networks. In addition, capital expenditures were $257 million. In the prior year, cash provided by investing activities of $366 million reflected proceeds of $500 million on the sale of the DuPont warrants, proceeds of $330 million on the sale of Putnam, offset by capital expenditures of $251 million and the acquisition of Multimedia Entertainment for $55 million. The Company's liquidity was enhanced by its remaining investment in Time Warner stock which had a market value of $847 million on March 31, 1998. On May 27, 1998, the Company sold the remaining 11.8 million shares for pretax proceeds of $905 million ($732 million after tax).

Financing activities in the nine months ended March 31, 1998 reflect an increase in short-term borrowings of $1.4 billion used to finance the acquisition of the incremental interest in USA Networks. The Company used funds to repurchase its shares for $753 million, and to pay dividends of $173 million. In the comparable prior year period, financing activities reflected a decrease in short-term borrowings due to the receipt of proceeds from the sale of the DuPont warrants and the sale of Putnam offset by the Company's repurchase of shares at a cost of $210 million and dividend payments totaling $178 million. The net result of the cash provided by operating activities, investing activities and financing activities in the nine months ended March 31, 1998 was net cash provided by continuing operations of $828 million. In the nine months ended March 31, 1998, the discontinued operations provided cash of $114 million. The net impact was an increase in cash and short-term investments of $942 million. In the nine months ended March 31, 1997, continuing operations provided net cash of $92 million and discontinued operations provided cash of $49 million.

The Company's financial condition remains strong. Management believes that its strong financial position provides it with sufficient financial flexibility to meet future financial obligations.

Year 2000 Issue

The Company has established a Year 2000 Program which includes the identification, evaluation and implementation of changes to the Company's computer systems and applications aimed at ensuring that such systems and applications will function properly beyond 1999. Expenditures relating to software modifications for Year 2000 compliance are currently estimated to be approximately $50 million and are not expected to have a material adverse effect on the Company's financial condition, operations or liquidity. While the Company is currently communicating with its key suppliers, customers and other constituents, at this time the Company can not reasonably estimate the potential impact on its financial position and operations if key suppliers, customers and other constituents do not become Year 2000-compliant on a timely basis.


Cautionary Statement Concerning Forward-Looking Statements

The statements herein relating to matters that are not historical facts are forward-looking statements that are not guarantees of future performance and involve risks and uncertainties, including but not limited to future global economic conditions, foreign exchange rates, the actions of competitors and other factors beyond control of the Company.



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